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                                                                   EXHIBIT 10(r)

         EMPLOYMENT AGREEMENT BETWEEN BENJAMIN GARTON AND CATUITY, INC.



December 4, 2001

Ben Garton
65 Wilson Street
Newtown NSW 2042
Australia

Dear Ben,

As a result of the recent review of our operations and planning meeting in San Francisco, we have decided to restructure the company to better meet our new corporate objectives.

Under this new structure, we would like to promote you to VP Product Development & Implementation. In this role you will retain responsibility of ongoing Product Development efforts and will also manage the day-to-day operations of the Implementation team in Arlington.

Since our current customer base is entirely in North America, this position will continue to be based in Arlington and therefore we request you and your family relocate to Arlington early in the New Year if you accept this promotion. The purpose of this letter is to clarify the details of your relocation and confirm the initial terms and conditions of your employment while you are located in the U.S.

As you have requested we have created a six-month trial period effective Wednesday January 16, 2002. Since you and your family have spent little or no time in the U.S. your relocation will be transitioned in two phases. The first six-month phase will allow both parties to determine if the arrangement is suitable prior to making the transfer permanent. During this period, you and your family will travel on B1 and B2 visas, which are limited to 180 days. Assuming both you and the company wish to make the transfer permanent, new visas will be obtained to allow you and your family to stay in the U.S.

During this trial period you will report to Jonathan Adams in the Arlington, VA office. Due to the increase in responsibilities, and in return for you waiving your current employment agreement restrictions (including the restrictive travel clause and your paid leave day per month), your salary will be increased to A$210,000 per annum effective January 14, 2002 plus reasonable expenses (detailed on the next page) to allow your family to be comfortable while you work and to be able to make an informed decision to stay for an additional two years.

Prior to your departure, the company will purchase an open-end round-trip economy class, air transportation for you, your wife and two children to travel on or around the dates specified. In the event that the flights need to be rescheduled for business reasons, the penalty will be borne by the company. In the event that the flights need to be rescheduled for personal reasons, the penalty will be borne by you.

You and your family will travel on the standard corporate travel insurance policy for the duration of the trial period. Should you, your wife or either of your two children receive any non-elective medical treatment, which, for whatever reason, the insurer is not required to pay, the company will cover the shortfall. In addition, should you, your wife or either of your two children become seriously ill during your U.S. assignment, such that they need to be transferred back to Sydney for long term care, the company will cover any shortfall in coverage for medical expenses related to the transfer (but not subsequent care in Australia) which, for whatever reason, the insurer is not required to pay.

During the probationary period, the company will:

1. Pay your revised AUD salary into your Australian bank account on a fortnightly basis as per the current arrangement.

2. Pay you an expense allowance of U.S. $800.00 per fortnight in advance, payable by check by direct debit with your salary check.

3. Provide the two bedroom furnished apartment in the Courthouse Plaza, Arlington. The company will pay all utilities, including broadband internet access, excluding long distance personal phone calls.




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4.       Provide one company cell phone for your use. The company will pay all charges, except long distance costs for personal calls to Australia.

5. Arrange and pay for the lease of mid-sized car for business and personal use for the duration your temporary assignment in the US. The company will reimburse all expenses associated with the car with the exception of gasoline.

6. Cover the costs of any business-related trips within the US, including airfares, accommodation, car rental, etc.

During the six-month period and the two-year period following where applicable, the following conditions will apply to your employment:

         You will waive your existing restrictive travel conditions. However, the company will make a good faith effort to limit business trips so that you are away from your family for no more than four (4) consecutive nights every fortnight (where the fortnight cycle is the same as your salary cycle).

         Your existing special leave entitlement will be waived.

         You will be entitled to U.S. public holidays.

         You and your family will be provided transportation back to Sydney after each consecutive twelve-month period in the U.S. The time spent there will be vacation time unless otherwise decided between you and your supervisor. In any case, after the six-month trial period or after the two year assignment the company will pay for you and your family to relocate back to Sydney.

         Your annual leave, sick leave, long service leave, superannuation and other such entitlements will continue to accrue as an employee of the Australian division.

         Should you decide to terminate your employment with the company while on assignment in the US, you will be required to give six (6) month's notice. You will serve out your notice period in the US.

         Should the company decide to terminate your employment without cause while on assignment in the US, the company will continue to be required to give you nine (9) month's notice or salary in lieu of notice. You will leave the U.S. within one (1) month of giving notice and serve out the remainder of the notice period in Sydney, unless an alternative time period in the U.S. is mutually agreed upon.

         The costs of all vehicles, housing, storage, etc. in Sydney while you are on assignment in the US will continue to be your responsibility.

During the trial period we will place William Ho as the "interim" manager of Product Development based in Sydney. Should you decide to return to Australia at the completion of your "trial" period, the Company will replace you back in your former position based on the appropriate AUD salary for this position at this time. We ask that you and your family make a decision to remain in this position in the U.S. by the 14th of April 2002. If you decide to stay with the company in the U.S. we will have effected a smooth transition to William and he will be given the position as long as he has performed to the company's satisfaction based on his objectives and performance.

After the trial period and your full acceptance to work in this role and reside in the U.S. for at least two years your salary will increase to $125,000 U.S. and you will report to the CEO in the U.S. or the appropriate manager designated by the CEO. At that time you will convert to Catuity's U.S. payroll and your pay, taxes, benefits and expenses will then become based on standard U.S. practice. You will continue to participate in the company's Employee Stock Option Program and any profit sharing or bonus plan approved by the company's board of directors.

Your allowance for personal expenses will discontinue after the six-month period. As will the housing and transportation allowance Catuity pays directly. An incentive to continue use of the company lease car will be offered to you at that time. Any personal items you wished shipped to the U.S. will be provided based on corporate relocation guidelines we are developing for U.S. employees with consideration given to international requirements.

We sincerely hope that the above arrangements will be satisfactory. The transition period is more expensive for the company and is being provided as an accommodation to you and your family to allow you to make a long term decision In order to accept these terms and conditions, please sign and date this letter and return it to me immediately.


Yours faithfully,

Michael V. Howe
President & CEO



                                     Terms agreed to: /s/ Ben Garton
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                                                      December 6, 2001
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